Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Joel Brooks	Brian Ritchie
Chief Financial Officer	(brian.ritchie@fd.com)
(jbrooks@senesco.com)	(212) 850-5600
(732) 296-8400

Senesco Technologies, Inc. Announces Private Placement Financing for Gross Proceeds
of $11.5 Million

Funds to be Utilized to Advance Lead Multiple Myeloma Drug Candidate into Phase 1b/2a
Clinical Trial

NEW BRUNSWICK, N.J. (March 29, 2010) — Senesco Technologies, Inc. ("Senesco" or the "Company") (NYSE Amex: SNT) has, on March 26, 2010, entered into definitive agreements with institutional and accredited investors for a private placement of up to 11,497 shares of Convertible Preferred Stock of the Company and Warrants to purchase up to 35,928,125 shares of Common Stock for a gross purchase price of approximately $11,497,000.  Investors in this financing included certain members of Senesco’s Board of Directors, including Harlan Waksal, M.D., and Christopher Forbes.

Senesco primarily intends to utilize the proceeds of this private placement to help advance its multiple myeloma research & development program; with the goal of initiating a Phase 1b/2a clinical trial for multiple myeloma.

“We are grateful for the support that the institutional and private investors who are participating in this financing are providing to us,” said Dr. Waksal, Senesco’s Chairman of the Board.  “With the near-term funding overhang removed, our sole focus is now on completing the steps necessary to advance our multiple myeloma drug candidate into and through a Phase 1b/2a clinical trial.”

The Preferred Stock is initially convertible into approximately 35,928,125 shares of Common Stock.  The Warrants will have an initial exercise price of $0.35 per share, and will expire five years from the closing date, though they are exercisable in whole or in part at any time prior to expiration.  The Company intends to close on approximately $10.3 million in gross proceeds on or about April 1, 2010, and the remaining $1.2 million in gross proceeds upon the receipt of stockholder approval.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services, Inc. (NYSE Amex: LTS), acted as the sole placement agent for this offering.

Important Information

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of preferred stock and warrants have been sold pursuant to an exemption from state and federal securities laws.

In connection with the private placement, the Company will prepare a proxy statement for the Company’s stockholders to be filed with the Securities and Exchange Commission (the “SEC”). The proxy statement will contain information about the Company, the private placement and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT  INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT APPROVING THE FINANCING AND TRANSACTIONS CONTEMPLATED THEREBY.

In addition to receiving the proxy statement from the Company by mail, shareholders will be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC’s website (http://www.sec.gov ) or, without charge, from the Company’s website at www.senesco.com or by directing such request to Senesco Technologies, Inc.  303 George St., Suite 420, New Brunswick, New Jersey 08901 Attention: Joel Brooks.

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies. Information concerning the Company and its directors and executive officers is set forth in the Company’s proxy statement and Annual Report on Form 10-K previously filed with the SEC.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine. Accelerating apoptosis may have applications to development of cancer treatments. Delaying apoptosis may have applications to certain inflammatory and ischemic diseases. Senesco takes its name from the scientific term for the aging of plant cells: senescence. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress. The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to close on the financing; the ability of the Company to file an IND for SNS-01, its multiple myeloma drug candidate; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company's license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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